Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL THIRD QUARTER 2011 EARNINGS ANNOUNCEMENT
November 18, 2010
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 18, 2010 at 2:00 pm PST (5:00 pm EST) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Third Quarter Fiscal 2011 Overview

Autodesk delivered strong revenue and profitability results in the third quarter.  Each geography posted double-digit year-over-year revenue growth with particular strength in our international markets.  We experienced strong year-over-year growth in many key areas including revenue from commercial new licenses, operating margin, earnings per share, and cash flow from operating activities.

●	Revenue was $477 million, an increase of 14 percent, compared to the third quarter of fiscal 2010, and 1 percent sequentially.
●	GAAP operating margin was 15 percent, compared to 6 percent in the third quarter last year, and 17 percent in the second quarter of fiscal 2011.
●	Non-GAAP operating margin was 21 percent, compared to 18 percent in the third quarter last year, and 25 percent in the second quarter of fiscal 2011.
●
On a GAAP basis, diluted earnings per share were $0.23, compared to diluted earnings per share of $0.13 in the third quarter of fiscal 2010, and diluted earnings per share of $0.25 in the second quarter of fiscal 2011.

●
On a non-GAAP basis, diluted earnings per share were $0.32, compared to non-GAAP diluted earnings per share of $0.26 in the third quarter of fiscal 2010, and non-GAAP diluted earnings per share of $0.36 in the second quarter of fiscal 2011.

●	Cash flow from operating activities was $114 million, an increase compared to $47 million in the third quarter of fiscal 2010, and $112 million in the second quarter of fiscal 2011.

Revenue Analysis

(in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Total net revenue	$417	$456	$475	$473	$477
License and other revenue	$236	$270	$280	$281	$282
Maintenance revenue	$181	$186	$195	$192	$195

Total net revenue for the third quarter was $477 million as reported, an increase of 14 percent compared to the third quarter of fiscal 2010, and 1 percent sequentially.  On a constant currency basis, revenue for the third quarter increased 15 percent compared to the third quarter of fiscal 2010, and declined 1 percent sequentially.

License and other revenue was $282 million, an increase of 19 percent compared to the third quarter of fiscal 2010, and was flat sequentially.

Revenue from commercial new licenses increased 33 percent compared to the third quarter of fiscal 2010, and decreased 6 percent sequentially.

Maintenance revenue was $195 million, an increase of 8 percent compared to the third quarter of fiscal 2010, and 1 percent sequentially.

Maintenance billings increased 11 percent year-over-year, and decreased 1 percent sequentially due to typical seasonality.

Revenue by Geography

Revenue by Geography (in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
EMEA	$159	$188	$199	$189	$183
Americas	$164	$168	$161	$168	$179
Asia Pacific	$94	$100	$115	$116	$115

Emerging Economies	$62	$73	$68	$71	$76
Emerging as a percentage of Total Revenue	15%	16%	14%	15%	16%

Revenue in EMEA was $183 million, an increase of 15 percent compared to the third quarter of fiscal 2010 as reported and 19 percent on a constant currency basis.  EMEA revenue decreased 3 percent sequentially as reported and 7 percent on a constant currency basis.

Revenue in the Americas was $179 million, an increase of 10 percent compared to the third quarter last year and 7 percent sequentially.

Revenue in Asia Pacific was $115 million, an increase of 22 percent compared to the third quarter of fiscal 2010 as reported and 19 percent on a constant currency basis.  Revenue in Asia Pacific decreased 1 percent sequentially as reported and 2 percent on a constant currency basis.

Revenue from emerging economies was $76 million, an increase of 23 percent compared to the third quarter of fiscal 2010 as reported and 25 percent on a constant currency basis.  Revenue from emerging economies increased 7 percent sequentially as reported and 4 percent on a constant currency basis.

Revenue by Product Type

Model-based design products as a % of Total Revenue	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011

Model-Based Design Products Revenue % *	29%	30%	29%	30%	30%

* Inventor LT was added to the Model-based Design grouping in 3Q 2011. Historical figures have been revised to reflect the change.

Revenue from our model-based design products was $143 million, an increase of 17 percent compared to the third quarter last year, and 2 percent sequentially.  Both Inventor and Revit families of products registered strong year-over-year growth.

Our horizontal design products, which consist primarily of AutoCAD and AutoCAD LT, grew 20 percent compared to the third quarter last year and decreased 3 percent sequentially.  Revenue from vertical design products, such as AutoCAD Mechanical, increased 25 percent compared to the third quarter last year and 3 percent sequentially. Combined revenue from horizontal design products and vertical design products was $230 million, an increase of 21 percent compared to the third quarter last year and a decrease of 1 percent sequentially.

As we have discussed in recent quarters, we have increased our focus on delivering suites as a means to deliver added value and price performance to our customers.  As such, we are introducing new classifications of our product categories in order to capture the revenue results of our evolving product portfolio.  Beginning this quarter, Autodesk will provide revenue results in the following product type categories – “Flagship” products, “Suites,” and “New and Adjacent” products (see “Autodesk’s New Product Type Classification” later in this document for the makeup of these product classifications).  After the fourth quarter of fiscal 2011, we will no longer report revenue metrics on model-based design, horizontal products, or vertical products.

Revenue from Flagship products was $285 million and increased 16% compared to the third quarter last year and declined 1 percent sequentially.  Revenue from Suites was $107 million and increased 24% compared to the third quarter last year and 3% sequentially.  Revenue from New and Adjacent products was $85 million and was flat compared to the third quarter last year and increased 4% sequentially.  Historical data on these new categories will be provided next quarter.

Revenue by Business Segment

Revenue by Segment (in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Platform Solutons and Emerging Business	$154	$165	$184	$177	$174
Architecture, Engineering and Construction	$125	$137	$137	$133	$136
Manufacturing	$90	$108	$108	$113	$117
Media and Entertainment	$48	$46	$46	$50	$50

Revenue from our Platform Solutions and Emerging Business segment was $174 million, an increase of 12 percent compared to the third quarter last year and a decrease of 2 percent sequentially.  The year-over-year increase was driven by growth in our AutoCAD product while the sequential decline was driven by a decrease in our AutoCAD LT product.

Revenue from our Architecture, Engineering and Construction business segment was $136 million, an increase of 9 percent compared to the third quarter last year and 3 percent sequentially.  Revenue from our Revit family of products increased 22 percent compared to the third quarter last year and decreased 1 percent sequentially.

Revenue from our Manufacturing business segment was $117 million, an increase of 30 percent compared to the third quarter last year and 4 percent sequentially.  Revenue from our Inventor family of products increased 29 percent compared to the third quarter last year and 2 percent sequentially.

Revenue from our Media and Entertainment business segment was $50 million, an increase of 5 percent compared to the third quarter last year and 2 percent sequentially.  Revenue from animation products decreased 2 percent compared to the third quarter last year and increased 3 percent sequentially.  Revenue from Creative Finishing increased 21 percent compared to the third quarter last year and decreased 2 percent sequentially.

Margins and EPS Review

Gross Margin	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Gross Margin - GAAP	89%	90%	89%	90%	90%
Gross Margin - Non-GAAP	92%	92%	91%	92%	92%

Operating Expenses (in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Operating Expenses - GAAP	$346	$356	$373	$345	$359
Operating Expenses - Non-GAAP	$305	$331	$336	$317	$337

Operating Margin	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Operating Margin - GAAP	6%	12%	11%	17%	15%
Operating Margin - Non-GAAP	18%	20%	20%	25%	21%

Earnings Per Share	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Diluted Net Income Per Share - GAAP	$0.13	$0.21	$0.16	$0.25	$0.23
Diluted Net Income Per Share - Non-GAAP	$0.27	$0.30	$0.29	$0.36	$0.32

GAAP gross margin in the third quarter was 90 percent.  Non-GAAP gross margin in the third quarter was 92 percent.

GAAP operating margin was 15 percent, compared to 6 percent in the third quarter last year.  The improvement was driven primarily by increased revenue, reduced stock-based compensation expenses, and the absence of restructuring charges.  GAAP operating margin decreased 2 percentage points sequentially from 17 percent in the second quarter of fiscal 2011 primarily due to higher operating expenses.

Non-GAAP operating margin was 21 percent compared to 18 percent in the third quarter last year driven by higher revenue.  Non-GAAP operating margin decreased 4 percentage points on a sequential basis from 25 percent in the second quarter of fiscal 2011 driven primarily by higher spend.

GAAP total spend (GAAP cost of revenue plus GAAP operating expenses) increased 4 percent year-over-year and sequentially.  Non-GAAP total spend (non-GAAP cost of revenue plus non-GAAP operating expenses) increased 11 percent year-over-year and 6 percent sequentially.  The year-over-year increase in both GAAP and non-GAAP total spend is primarily related to performance incentives, such as commissions; commission accelerators; the reinstatement of other employee performance based incentives that had been reduced as part of the cost reduction measures taken last year; the lack of an employee furlough week; and the mix of professional employees.  GAAP total spend was also impacted by lower stock-based compensation expense and the absence of restructuring charges.

The sequential increase in both GAAP and non-GAAP total spend is primarily related to the lack of an employee furlough week in the third quarter, additional headcount, and companywide performance incentives based on higher company performance.  GAAP total spend also benefited from the absence of restructuring charges in the current quarter.

The third quarter effective tax rate was 25 percent for our GAAP results and 27 percent for our non-GAAP results.

Earnings per diluted share for the third quarter were $0.23 GAAP and $0.32 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
FX Impact on Total Net Revenue	$(16)	$9	$21	$5	$(4)
FX Impact on Operating Expenses	$2	$(10)	$(11)	$0	$(1)
FX Impact on Operating Income	$(14)	$(1)	$10	$5	$(5)

Foreign currency impact includes the change in foreign currency and the foreign currency impact to revenue from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates in the third quarter was $4 million unfavorable on revenue and was $1 million unfavorable on expenses.

Compared to the second quarter of fiscal 2011, the foreign currency impact was $8 million favorable on revenue and $6 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	3Q 2010	4Q 2010	1Q 2011	2Q 2011	3Q 2011
Total Cash and Marketable Securities	$1,054	$1,126	$1,239	$1,271	$1,337
Days Sales Outstanding	47	55	42	44	46
Capital Expenditures	$6	$9	$6	$5	$7
Cash Flow from Operating Activities	$47	$126	$139	$112	$114
Depreciation and Amortization	$29	$27	$27	$26	$27
Deferred Revenue	$470	$517	$544	$526	$507

Total cash and investments at the end of the third quarter was more than $1.3 billion.

During the third quarter Autodesk used $75 million to repurchase 2.5 million shares of common stock at an average price of $29.93 per share.  Year-to-date, Autodesk has used $204 million to repurchase 7 million shares of common stock at an average repurchase price of $29.14 per share.

Cash flow from operating activities during the third quarter was $114 million, an increase of 143 percent compared to the third quarter last year and 2 percent sequentially.

Shippable backlog at the end of the third quarter was $16 million, an increase of $4 million compared to the third quarter last year and a decrease of $5 million sequentially.

Deferred revenue was $507 million, an increase of 8 percent compared to the third quarter last year and a decrease of 4 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings.  The sequential decrease is primarily related to seasonally flat subscription billings.

Total backlog at the end of the third quarter, including deferred revenue and shippable backlog orders was $523 million, an increase of $41 million compared to the third quarter of last year and a decrease of $25 million sequentially.

At the end of the third quarter, channel inventory was below three weeks and well within our normal range.

Days sales outstanding was 46 days, a decrease of 1 day compared to the third quarter last year and an increase of 2 days sequentially.  The sequential increase is primarily a result of a shift in billings linearity within the quarter.

Business Outlook
Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

Full Year Fiscal 2011

FY11 Guidance Metrics	FY11 (ending January 31, 2011)
Revenue (in billions)	$1.924 to $1.944
EPS - GAAP	$0.83 to $0.86
EPS - Non-GAAP	$1.27 to $1.30

Net revenue for fiscal 2011 is expected to increase between 12 and 13 percent compared to fiscal 2010.  GAAP earnings per diluted share are expected to increase more than 230 percent.  Non-GAAP earnings per diluted share are expected to increase between 28 and 31 percent.  Autodesk anticipates GAAP operating margin for fiscal 2011 to increase between 950 and 990 basis points for full year fiscal 2011 compared to fiscal 2010. Non-GAAP operating margin is expected to increase between 430 and 460 basis points for full year fiscal 2011 compared to fiscal 2010.

For fiscal 2011, non-GAAP operating margin excludes stock-based compensation expense, amortization of acquisition related intangibles, and restructuring charges.  Non-GAAP earnings per diluted share for fiscal 2011 exclude $0.24 related to stock-based compensation expense, $0.17 for amortization of acquisition related intangibles, and $0.03 related to restructuring charges, net of tax.

Twelve months ago business visibility and the global economic outlook were fairly unclear.  Autodesk’s original assumptions for revenue, billings, EPS, and operating margin growth for fiscal 2011 were well below our current projections.  As a result of our stronger than expected revenue, billings, EPS, and operating margin results for fiscal 2011, performance based compensation expenses including sales commissions, commission accelerators, and employee bonuses for the year will be higher than originally anticipated, particularly in the fourth quarter.

Fourth Quarter Fiscal 2011

4Q FY11 Guidance Metrics	4Q FY11 (ending January 31, 2011)
Revenue (in millions)	$500 to $520
EPS - GAAP	$0.19 to $0.22
EPS - Non-GAAP	$0.30 to $0.33

As noted above, fourth quarter operating expenses will include greater than originally expected performance based compensation primarily as a result of the significantly better than projected net revenue, billings, and operating margin projections for the full year fiscal 2011.  Non-GAAP earnings per diluted share for the fourth quarter of fiscal 2011 exclude $0.06 related to stock-based compensation expense, and $0.05 for amortization of acquisition related intangibles, net of tax.

A portion of the projected euro and yen denominated revenue for our fourth quarter fiscal 2011 has been hedged, which should help reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time currency fluctuations will increasingly impact our results.

Fourth quarter outlook assumes an effective tax rate of 25 percent for our GAAP results and an effective tax rate of 27 percent for our non-GAAP results.  The effective tax rates for both GAAP and non-GAAP results exclude any benefit from the federal research and development tax credit that expired at the end of 2009.

Full Year Fiscal 2012
While business visibility is better than it was 12 months ago, projecting five quarters in advance remains difficult.  Autodesk’s fiscal 2012 guidance assumes a continuation of the current economic environment and stable foreign exchange currency rates.

Net revenue for fiscal 2012 is expected to increase by approximately 10 percent compared to fiscal 2011.  GAAP operating margin for the full year fiscal 2012 is expected to increase as the company recorded restructuring charges in fiscal 2011 that it does not anticipate recording in fiscal 2012.  However, Autodesk is not able to provide targets for GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as stock-based compensation expense and amortization of acquisition related intangibles charges.  Autodesk anticipates non-GAAP operating margin to increase by approximately 200 basis points for the full year fiscal 2012 compared to fiscal 2011.  Autodesk is not providing specific EPS guidance for fiscal 2012 at this time.

Non-GAAP operating margin excludes stock-based compensation expense and amortization of acquisition related intangibles.

Autodesk’s Foreign Currency Hedging Program

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging.  A few points to call out include:
●
Autodesk does not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to limit our risk of loss on foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.
●
When we report results on a constant currency basis, we attempts to report the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses recorded within the current period.

Autodesk’s New Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.

Flagship includes the following products:
●	3ds Max
●	AutoCAD
●	AutoCAD LT
●	AutoCAD vertical products such as AutoCAD Mechanical and AutoCAD Architecture
●	Civil 3D
●	Inventor products (standalone)
●	Maya
●	Plant 3D

●	Revit products (standalone)

Suites include the following products classes:
●	AutoCAD Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites
●	Factory Design Suites
●	Inventor family suites
●	Plant Design Suites
●	Revit family suites

New and Adjacent includes the following services and products:
●	Algor products
●	Alias Design products
●	Autodesk Consulting
●	Buzzsaw
●	Constructware
●	Consumer products
●	Creative Finishing products
●	Moldflow products
●	Navisworks
●	Vault products
●	All other products

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated market, economic, maintenance billings, and revenue trends, cost savings, operational and efficiency investments, revenue performance (including by geography and product), margin improvement, market and product positions and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to maintain cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to successfully expand adoption of our horizontal design products, our vertical design products and model-based design products, failure to successfully incorporate sales of products suites into our overall sales strategy, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2010 and Form 10-Q for the quarters ended April 30, 2010 and July 31, 2010, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2010 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information(a)
Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477		$1,424
License and Other Revenue	$280	$281	$282		$842
Maintenance Revenue	$195	$192	$195		$582

GAAP Gross Margin	89%	90%	90%		90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%		91%

GAAP Operating Expenses	$373	$345	$359		$1,076
GAAP Operating Margin	11%	17%	15%		14%
GAAP Net Income	$37	$60	$54		$150
GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23		$0.64

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337		$989
Non-GAAP Operating Margin (1)(4)	20%	25%	21%		22%
Non-GAAP Net Income (1)(5)	$68	$85	$75		$228
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.29	$0.36	$0.32		$0.97

Total Cash and Marketable Securities	$1,239	$1,271	$1,337		$1,337
Days Sales Outstanding	42	44	46		46
Capital Expenditures	$6	$5	$7		$18
Cash Flow from Operating Activities	$139	$112	$114		$365
GAAP Depreciation and Amortization	$27	$26	$27		$80

Deferred Maintenance Revenue Balance	$492	$473	$450		$450

Revenue by Geography (in millions):
Americas	$161	$168	$179		$509
Europe, Middle East and Africa	$199	$189	$183		$570
Asia Pacific	$115	$116	$115		$345

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174		$535
Architecture, Engineering and Construction	$137	$133	$136		$406
Manufacturing	$108	$113	$117		$337
Media and Entertainment	$46	$50	$50		$146

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%		34%
% of Total Rev from Model-based Design Products (c)	29%	30%	30%		30%
% of Total Rev from Emerging Economies	14%	15%	16%		15%
Upgrade and Crossgrade Revenue (d) (in millions)	$51	$18	$32		$101

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$21	$5	$(4)		$22
FX Impact on Total Operating Expenses	$(11)	$-	$(1)		$(12)
FX Impact on Operating Income	$10	$5	$(5)		$10

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164		$505
Architecture, Engineering and Construction	$123	$122	$124		$369
Manufacturing	$100	$105	$110		$315
Media and Entertainment	$36	$38	$39		$113
Unallocated amounts	$(9)	$(9)	$(9)		$(26)

Common Stock Statistics:
Common Shares Outstanding	229,400,000	227,200,000	227,100,000		227,100,000
Fully Diluted Weighted Average Shares Outstanding	234,600,000	233,800,000	232,400,000		233,400,000
Shares Repurchased	2,000,000	2,500,000	2,500,000		7,000,000

Installed Base Statistics:
Maintenance Installed Base	2,383,000	2,631,000	2,813,000		2,813,000

(a)	Totals may not agree with the sum of the components due to rounding.
(b)	Includes favorable (unfavorable) revenue impact from Autodesk's hedging program during the fiscal quarter.
(c) (d)
Effective in the third quarter of fiscal 2011, Autodesk has added Inventor LT to the Model-based Design Products category. Prior periods have been revised to adjust for the change.
Upgrade and Crossgrade Revenue was previously reported as "Upgrade Revenue." There has been no change in the calculation of this metric.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

		QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2)	GAAP Gross Margin	89%	90%	90%		90%
	Stock-based compensation expense	0%	0%	0%		0%
	Amortization of developed technology	2%	2%	2%		1%
	Non-GAAP Gross Margin	91%	92%	92%		91%

(3)	GAAP Operating Expenses	$373	$345	$359		$1,076
	Stock-based compensation expense	(24)	(20)	(16)		(60)
	Amortization of customer relationships and trade names	(6)	(6)	(6)		(18)
	Restructuring charges	(7)	(2)	-		(9)
	Non-GAAP Operating Expenses	$336	$317	$337		$989

(4)	GAAP Operating Margin	11%	17%	15%		14%
	Stock-based compensation expense	5%	5%	3%		4%
	Amortization of developed technology	2%	2%	2%		2%
	Amortization of customer relationships and trade names	1%	1%	1%		1%
	Restructuring charges	1%	0%	0%		1%
	Non-GAAP Operating Margin	20%	25%	21%		22%

(5)	GAAP Net Income	$37	$60	$54		$150
	Stock-based compensation expense	24	21	17		62
	Amortization of developed technology	8	8	8		24
	Amortization of customer relationships and trade names	6	6	6		18
	Restructuring charges	7	2	-		9
	Discrete GAAP tax provision items (7)	(2)	-	-		(1)
	Income tax effect of non-GAAP adjustments	(12)	(12)	(10)		(34)
	Non-GAAP Net Income	$68	$85	$75		$228

(6)	GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23		$0.64
	Stock-based compensation expense	0.10	0.09	0.07		0.26
	Amortization of developed technology	0.03	0.03	0.04		0.10
	Amortization of customer relationships and trade names	0.03	0.03	0.02		0.08
	Restructuring charges	0.03	0.01	-		0.04
	Discrete GAAP tax provision items (7)	(0.01)	-	-		(0.01)
	Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)		(0.14)
	Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32		$0.97

(7)
Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.

GAAP total spend (Cost of revenue plus Total operating expenses)		$424	$393	$407		$1,224
	Stock-based compensation expense	(24)	(21)	(17)		(62)
	Amortization of developed technology	(8)	(8)	(8)		(24)
	Amortization of customer relationships and trademarks	(6)	(6)	(6)		(18)
	Restructuring charges	(7)	(2)	-		(9)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)		$379	$356	$376		$1,111

Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
Financial Statistics ($ in millions, except per share data):
Total net revenue	$426	$415	$417	$456	$1,714
License and other revenue	$244	$231	$236	$270	$981
Maintenance revenue	$182	$184	$181	$186	$733

GAAP Gross Margin	88%	88%	89%	90%	89%
Non-GAAP Gross Margin (1)(2)	90%	90%	92%	92%	91%

GAAP Operating Expenses	$393	$362	$346	$356	$1,456
GAAP Operating Margin	-5%	1%	6%	12%	4%
GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25

Non-GAAP Operating Expenses (1)(3)	$327	$308	$305	$331	$1,271
Non-GAAP Operating Margin (1)(4)	13%	16%	18%	20%	17%
Non-GAAP Net Income (1)(5)	$42	$56	$61	$69	$229
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24	$0.26	$0.30	$0.99

Total Cash and Marketable Securities	$966	$1,029	$1,054	$1,126	$1,126
Days Sales Outstanding	49	49	47	55	55
Capital Expenditures	$14	$11	$6	$9	$39
Cash Flow from Operating Activities	$27	$47	$47	$126	$247
GAAP Depreciation and Amortization	$27	$28	$29	$27	$111

Deferred Maintenance Revenue Balance	$469	$444	$420	$464	$464

Revenue by Geography (in millions):
Americas	$163	$159	$164	$168	$655
Europe, Middle East and Africa	$167	$157	$159	$188	$671
Asia Pacific	$96	$99	$94	$100	$388

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$156	$150	$154	$165	$624
Architecture, Engineering and Construction	$128	$123	$125	$137	$514
Manufacturing	$94	$95	$90	$108	$387
Media and Entertainment	$48	$47	$48	$46	$189
Other	$-	$-	$-	$-	$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	33%	31%	32%	31%	32%
% of Total Rev from Model-based Design Products (c)	29%	29%	29%	30%	29%
% of Total Rev from Emerging Economies	14%	15%	15%	16%	15%
Upgrade and Crossgrade Revenue (d) (in millions)	$43	$26	$26	$37	$133

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(30)	$(30)	$(16)	$9	$(66)
FX Impact on Total Operating Expenses	$22	$14	$2	$(10)	$28
FX Impact on Operating Income (Loss)	$(8)	$(16)	$(14)	$(1)	$(38)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$146	$140	$147	$157	$590
Architecture, Engineering and Construction	$116	$110	$113	$125	$465
Manufacturing	$86	$88	$84	$101	$359
Media and Entertainment	$34	$36	$38	$37	$144
Unallocated amounts	$(9)	$(9)	$(10)	$(8)	$(36)

Common Stock Statistics:
Common Shares Outstanding	228,200,000	229,600,000	229,700,000	228,900,000	228,900,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,100,000	232,300,000	232,900,000	233,200,000	232,100,000
Shares Repurchased	-	-	1,700,000	1,000,000	2,700,000

Installed Base Statistics:
Maintenance Installed Base (e)	1,719,000	2,299,000	2,236,000	2,250,000	2,250,000

(a)	Totals may not agree with the sum of the components due to rounding.
(b)	Includes favorable (unfavorable) revenue impact from Autodesk's hedging program during the fiscal quarter.
(c)	Effective in the third quarter of fiscal 2011, Autodesk has added Inventor LT to the Model-based Design Products category. Prior periods have been revised to adjust for the change.
(d) (e)
Upgrade and Crossgrade Revenue was previously reported as "Upgrade Revenue." There has been no change in the calculation of this metric.
The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan.  These users were not previously captured in Autodesk's maintenance installed base.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

		QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
(2)	GAAP Gross Margin	88%	88%	89%	90%	89%
	Stock-based compensation expense	0%	0%	0%	0%	0%
	Amortization of developed technology	2%	2%	3%	2%	2%
	Non-GAAP Gross Margin	90%	90%	92%	92%	91%

(3)	GAAP Operating Expenses	$393	$362	$346	$356	$1,456
	Stock-based compensation expense	(22)	(21)	(30)	(19)	(91)
	Amortization of customer relationships and trade names	(6)	(7)	(6)	(6)	(25)
	Restructuring charges	(17)	(26)	(5)	-	(48)
	Impairment of goodwill	(21)	-	-	-	(21)
	Non-GAAP Operating Expenses	$327	$308	$305	$331	$1,271

(4)	GAAP Operating Margin	-5%	1%	6%	12%	4%
	Stock-based compensation expense	5%	5%	7%	4%	5%
	Amortization of developed technology	2%	2%	2%	2%	2%
	Amortization of customer relationships and trade names	2%	2%	2%	2%	2%
	Restructuring charges	4%	6%	1%	0%	3%
	Impairment of goodwill	5%	0%	0%	0%	1%
	Non-GAAP Operating Margin	13%	16%	18%	20%	17%

(5)	GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
	Stock-based compensation expense	23	21	30	19	93
	Amortization of developed technology	8	8	9	8	33
	Amortization of customer relationships and trade names	6	7	6	6	26
	Establishment of valuation allowance on deferred tax assets	21	-	-	-	21
	Impairment of goodwill	21	-	-	-	21
	Restructuring charges	17	26	5	-	48
	Discrete GAAP tax provision items (7)	(1)	-	(8)	(4)	(13)
	Income tax effect of non-GAAP adjustments	(21)	(16)	(11)	(10)	(58)
	Non-GAAP Net Income	$42	$56	$61	$69	$229

(6)	GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25
	Stock-based compensation expense	0.10	0.09	0.13	0.08	0.40
	Amortization of developed technology	0.04	0.03	0.04	0.03	0.14
	Amortization of customer relationships and trade names	0.03	0.03	0.02	0.03	0.11
	Establishment of valuation allowance on deferred tax assets	0.09	-	-	-	0.09
	Impairment of goodwill	0.09	-	-	-	0.09
	Restructuring charges	0.07	0.11	0.02	-	0.21
	Discrete GAAP tax provision items (7)	-	-	(0.03)	(0.01)	(0.04)
	Income tax effect of non-GAAP adjustments	(0.10)	(0.07)	(0.05)	(0.04)	(0.26)
	Non-GAAP Diluted Net Income Per Share	$0.18	$0.24	$0.26	$0.30	$0.99

(7)
Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.

GAAP total spend (Cost of revenue plus Total operating expenses)		$445	$412	$391	$400	$1,648
	Stock-based compensation expense	(23)	(21)	(30)	(19)	(93)
	Amortization of developed technology	(8)	(8)	(9)	(8)	(33)
	Amortization of customer relationships and trademarks	(6)	(7)	(6)	(6)	(25)
	Impairment of goodwill	(21)	-	-	-	(21)
	Restructuring charges	(17)	(26)	(5)	-	(48)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)		$370	$350	$340	$367	$1,427